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                                  EXHIBIT 99.1

                        GENAISSANCE PHARMACEUTICALS, INC.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

                                   MARCH 2001

From time to time, through our management we may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning anticipated collaborative agreements, projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

We wish to caution readers not to place undue reliance on these forward-looking statements that speak only as of the date on which they are made. In addition, we wish to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are hereby filing cautionary statements identifying important factors that could cause the our actual results to differ materially from those projected in forward-looking statements about us made by us or on our behalf.


RISKS RELATING TO OUR BUSINESS

WE ARE AN EARLY STAGE COMPANY THAT MAY NEVER BE PROFITABLE.

         We have incurred substantial operating losses since our inception. As of March 1, 2001, we have not generated significant revenues from our HAP Technology, and we do not expect to generate significant revenues for several years, if ever. From inception through December 31, 2000, we had an accumulated deficit of approximately $112.9 million.

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Our losses to date have resulted principally from costs we incurred in the development of our HAP Technology and, specifically, our HAP Marker production facility, discovery of our HAP Markers, our DECOGEN informatics system and general and administrative costs associated with operations. We expect to dedicate a significant portion of our resources for the foreseeable future to further develop and maintain our HAP Technology. In addition, we expect to devote substantial resources to our Mednostics programs.

         We expect to incur additional losses this year and in future years, and we may never achieve profitability. These losses may increase in the near future as we expand our technology development activities and increase the number of our Mednostics programs. In addition, pharmaceutical companies have never used products such as ours in their drug development or marketing efforts and, accordingly, they may not choose to use our HAP Technology. We do not expect our losses to be substantially mitigated by revenues from our HAP2000 partnership program or Mednostics programs for a number of years, if ever.

TO GENERATE SIGNIFICANT REVENUES, WE MUST OBTAIN CUSTOMERS FOR OUR HAP TECHNOLOGY AND OUR MEDNOSTICS PROGRAMS.

         Our strategy depends on entering into agreements with pharmaceutical and biotechnology companies for our HAP2000 partnership program and obtaining customers for any intellectual property which we generate from our Mednostics programs. To date, we have one partner for our HAP2000 partnership program, and we may not obtain additional partners for our HAP2000 partnership program or customers for our Mednostics programs. We have only recently commenced efforts to market our HAP Technology and our Mednostics programs. If we are unsuccessful in marketing our technology and intellectual property, we may never generate sufficient revenue to sustain our operations. In addition, we expect that our future HAP2000 partnership programs and Mednostics programs will be limited to specific, limited-term projects. Accordingly, we must continually obtain new customers to be successful.

IF WE ARE UNABLE TO DISCOVER, DEVELOP AND SELL INFORMATION REGARDING THE CORRELATION BETWEEN GENOMIC VARIATION AND DRUG RESPONSE DERIVED FROM OUR MEDNOSTICS PROGRAMS, WE MAY NOT GENERATE SUFFICIENT REVENUES TO SUPPORT OUR OPERATIONS.

         To be successful with our internally funded Mednostics programs, we must discover a correlation between genomic variations and drug response. We may not have sufficient funds to pursue our Mednostics programs and we may never discover any pharmaceutically relevant correlations as a result of the programs. Even if we discover information on the correlation between drug response and genomic variation as a result of our Mednostics programs, we may be unable to sell this information on terms sufficient to recover our costs.

OUR HAP TECHNOLOGY IS NEW AND UNPROVEN AND MAY NOT ALLOW US OR OUR PARTNERS TO DEVELOP COMMERCIAL PRODUCTS OR TO INCREASE SALES OF THEIR CURRENTLY MARKETED PRODUCTS.

         Our HAP Technology involves new and unproven approaches. We base these approaches on the assumption that information about gene association and genomic variation may help drug development professionals better understand the drug response of particular individuals and complex disease processes. Although the pharmaceutical industry is increasing


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its use of genomics in analyzing drug response and diseases, we are unaware of any successful drug development program applying population genomics.

         The focus of our HAP Technology is on the rapid discovery of HAP Markers for all of the pharmaceutically relevant genes. If we are unable to find HAP Markers for a significant portion of the pharmaceutically relevant genes in a timely manner, our potential partners may lose confidence in our technology and our company, and this loss in confidence could decrease our ability to generate revenues. Even if we are able to discover the HAP Markers for all of the pharmaceutically relevant genes, this information may not prove to be superior to genomic variation information discovered by our competitors. Furthermore, pharmaceutical and biotechnology companies may not choose our technology over competing technologies.

         Our DECOGEN informatics system may also be less effective than we expect or may not allow us or our partners to determine a correlation between genomic variation and drug response. Accordingly, our HAP Markers and HAP Technology may not improve the development, marketing and prescribing of drugs by our HAP2000 partners and Mednostics customers. Furthermore, even if our partners are successful in identifying a specific correlation between genomic variation and drug response based on our HAP Technology, they may not be able to develop or sell commercially viable products or to increase the sales of their existing products.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR EXPANDING CAPITAL REQUIREMENTS.

         We have used substantial amounts of cash to fund our research and development activities. Currently, we are rapidly expanding our research and development activities to develop further our HAP Technology and our Mednostics programs. As a result, we have substantially increased our capital and operating expenditures. We expect our capital and operating expenditures to increase over the next several years as we continue to expand the development of our HAP Technology and fund our Mednostics programs. We plan to pay for our expansion activities with funds from:

         o        our current assets;

         o        the net proceeds from our initial public offering; and

         o income that we may receive from our HAP2000 partnership programs and Mednostics programs.

         We intend to rely on HAP2000 partners for significant funding in the future to support our research efforts. We cannot be certain when we will begin to receive additional income, if at all, from our HAP2000 partnership programs and income, if any, from Mednostics programs. If we do not receive this income or do not receive it as rapidly as we expect, we would spend our current assets and the net proceeds from our initial public offering more rapidly than we had originally planned. We believe that the net proceeds from our initial public offering, existing cash and investment securities will be sufficient to support our current operating plan for at least 24 months. We have based this belief on assumptions that may prove wrong.

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         To support our increased development of our HAP Technology and our
Mednostics programs, we may seek additional funding through public or private equity offerings and debt financings. Additional financing may not be on terms favorable to us or our stockholders. Stockholders' ownership will be diluted if we raise additional capital by issuing equity securities. If we raise additional funds through partnerships and other licensing arrangements, we may have to relinquish rights to some of our technologies or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and our clinical development programs.

IF WE ARE UNABLE TO OBTAIN INTELLECTUAL PROPERTY PROTECTION FOR OUR PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

         Our success depends, in part, on our ability to protect our DECOGEN informatics system, HAP Marker data and any other proprietary software, methods and technologies that we develop, under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from using our inventions and proprietary information. Because patent applications in the United States are confidential until patents issue, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over any patent applications of others. We are aware that there are other firms or individuals who have discovered, or are currently discovering, genomic variation information similar to the information we are discovering, who may have filed, and in the future are likely to file, patent applications covering genes, gene products, SNPs, or haplotypes that are similar or identical to our technology.

         Our pending patent applications may not result in issued patents. The patent positions of pharmaceutical and biotechnology companies, including ours, are generally uncertain as a result of the uncertain state of the patent law in the biotechnology field. There is no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in biotechnology patents, particularly those involving genomics.

         There is substantial uncertainty in the United States and abroad concerning the patentability of genes, gene fragments, SNPs, or haplotypes having no known function or medical utility. The U.S. Patent and Trademark Office has proposed new guidelines that address the requirements for demonstrating the utility and describing the structure of these substances. While the new guidelines do not require clinical efficacy data for issuance of patents relating to human therapeutics and diagnostics, the guidelines have been in effect for only a short period of time and it is possible that the U.S. Patent and Trademark Office may interpret them in a way that could delay or adversely affect our ability or the ability of our partners to obtain patent protection. Similarly, U.S. courts are addressing the requirements for demonstrating the utility and describing the structure of these substances in patent infringement and enforcement proceedings. The biotechnology patent situation outside the United States is even more uncertain and is currently undergoing review and revision in many countries. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or to others. Furthermore, we must continually review our patent strategy and patent applications to address the changing legal standards in the United States and abroad.

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         Our strategy depends on our ability to identify rapidly and seek patent protection for HAP Markers for all of the pharmaceutically relevant genes. In order to do so, we must significantly increase our ability to prosecute the substantial number of resulting patent applications, as well as patent applications for the large number of discoveries we have made to date for which we have not yet filed patent applications and for which we may not obtain patents. In order to ultimately obtain a patent on a HAP Marker, we may need both to discover the exact set of biological sequences which describe the HAP Marker as well as to describe the utility of the marker for characterizing genomic variation that is linked to a particular disease or drug response. This process will be expensive and time consuming, and we may not be able to increase sufficiently our patent prosecution capacity or to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

IF WE ARE UNABLE TO PREVENT OTHERS FROM UNAUTHORIZED USE OF, OR ARE UNABLE TO DEFEND OUR USE OF, PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

         Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if we obtain patents, they may not be valid or enforceable against third parties.

         We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We generally protect this information with reasonable security measures, including confidentiality agreements signed by our employees, academic collaborators and consultants that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship will be kept confidential except in specified circumstances. Agreements with employees provide that all inventions conceived by the individual while employed by us are our exclusive property. If employees do not honor these agreements, we may not have adequate remedies for breach. Furthermore, our trade secrets may otherwise become known or be independently discovered by competitors.

         Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. A third party may sue us for infringing on its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third party proprietary rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

         If any party should successfully claim that the creation or use of our DECOGEN informatics system or HAP Marker data infringes upon their intellectual property rights, in addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license on unfavorable terms. Moreover, any legal action against us or our HAP2000 partners or Mednostics customers claiming damages and seeking to enjoin commercial


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activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our HAP2000 partners or Mednostics customers to obtain a license in order to continue to manufacture or market the affected products and processes. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, some licenses may be non-exclusive, and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market effectively some of our technology and services, which could limit our profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

WE MAY BE UNABLE TO DEVELOP OR COMMERCIALIZE OUR TECHNOLOGY AND SERVICES IF WE CANNOT ESTABLISH COLLABORATIVE RELATIONSHIPS, AND WE WILL DEPEND ON OUR PARTNERS TO DEVELOP PRODUCTS, WHICH MAY LEAD TO DISPUTES OVER RIGHTS TO TECHNOLOGY.

         We currently have one HAP2000 partner and no Mednostics customers. Under our current strategy, and for the foreseeable future, we do not expect to develop or market pharmaceutical products on our own. As a result, our current and future revenues will depend on payments from our current HAP2000 partner, and our future HAP2000 partners and Mednostics customers, if any, for new products they may develop, or for increased sales of their existing products, made possible through the use of our HAP Technology. If we are unable to attract HAP2000 partners or Mednostics customers, we may never generate sufficient revenues to sustain our operations.

         Our HAP2000 partner, future HAP2000 partners and Mednostics customers, if any, will be responsible for pre-clinical study and clinical development of their therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products or enhanced marketing claims that result from our HAP Technology. We anticipate that our agreements with future HAP2000 partners and Mednostics customers will allow them significant discretion in electing whether to pursue these activities. We cannot control the amount and timing of resources our current HAP2000 partner and any future HAP2000 partners and Mednostics customers will devote to our programs or potential products. Our future HAP2000 and Mednostics arrangements, if any, may also have the effect of limiting the areas of research that we may pursue either alone or with others. Because our revenues will be largely dependent on the successful commercialization or development of our partners' products, if, for any reason, a HAP2000 partner or Mednostics customer delays or abandons its development or commercialization of a product developed using our HAP Technology, we may receive reduced royalty payments or no royalty payments at all.

         Although we intend to retain the rights to all HAP Markers which we discover as well as to HAP Markers discovered jointly with our future HAP2000 partners, we may not always be able to negotiate the retention of these rights. Furthermore, disputes may arise in the future over the ownership of rights to HAP Markers as well as any other technology we develop with our HAP2000 partners. These and other possible disagreements between our HAP2000 partners and us could lead to delays in the research, development or commercialization of their products. These disagreements could also result in litigation or require arbitration to resolve. Any of these events could prevent us from effectively marketing our technology and services.

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WE INVEST CONSIDERABLE AMOUNTS OF TIME, EFFORT AND MONEY TO SELL OUR TECHNOLOGY
AND SERVICES; AND IF WE ARE UNABLE TO SELL OUR TECHNOLOGY AND SERVICES, WE MAY NOT GENERATE SUFFICIENT REVENUE TO SUSTAIN OUR OPERATIONS.

         Our ability to obtain customers for our technology and services will depend in significant part upon the pharmaceutical industry's acceptance that our technology and services can help accelerate or improve their drug development and marketing efforts. To achieve this market acceptance, we must educate the pharmaceutical industry and the public in general as to the potential benefits of our technology and services. Most importantly, we must convince the research and development, clinical and marketing departments of large pharmaceutical companies that our technology and services can accelerate and improve the processes for developing, marketing and prescribing drugs.
Given the amount of time and effort necessary to educate our potential partners, if we fail to gain this acceptance, we may never generate sufficient revenues to sustain our operations. In addition, each of our HAP2000 partnerships will likely involve the negotiation of agreements containing terms that may be unique to the partner involved. We may expend substantial funds and management effort to market our technology and services, without any resulting sales.

REGULATORY OVERSIGHT OF OUR TECHNOLOGY AND SERVICES AND PUBLIC OPINION REGARDING ETHICAL ISSUES SURROUNDING THE USE OF GENETIC INFORMATION MAY ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS.

         The Secretary's Advisory Committee on Genetic Testing, an advisory panel to the Secretary of the U.S. Department of Health and Human Services, has recommended that the U.S. Food and Drug Administration, or the FDA, expand its regulation of genetic testing to require FDA approval for all new genetic tests and labeling of genetic tests. Currently, the FDA reviews only genetic tests that companies package and sell as kits. If the FDA adopts this recommendation, it could require that we apply for FDA approval as a prerequisite to marketing our technology and services. If the FDA were to deny any application of this kind, we could not conduct our business and we would be unable to generate sufficient revenues to sustain our operations.

         Moreover, our success will depend in part on the FDA's and other regulatory agencies' acceptance of genomic variation analysis as part of the drug approval process and, more specifically, the validity of our HAP Technology as a basis for identifying genomic variation and for correlating drug response with genomic variation. Without this acceptance, we may be unable to market effectively our technology and services and we may not generate sufficient revenues to sustain our operations. To date, the FDA has not required in connection with approving any drug that a physician must have genomic variation information determined about a patient before the doctor prescribes a drug.

         Within the field of personalized health and medicine, governmental or other entities may enact patient privacy and healthcare laws and regulations that may limit the use of genomic variation data. To the extent that these laws and regulations limit the use of our HAP Technology or impose additional costs on our partners, we may be unable to market effectively our technology and services and we may not generate sufficient revenues to sustain our operations.

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         Additionally, public opinion on ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, governmental authorities or other entities may call for limits on, or regulation of, the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The occurrence of any of these events could reduce the potential markets for our HAP Technology, which could prevent us from generating sufficient revenues to sustain our operations.

         Furthermore, we may be directly subject to regulations as a provider of diagnostic information. To the extent that these regulations restrict the sale of our technology or impose other costs, we may be unable to provide our technology and services to our customers on terms sufficient to recover our expenses.

IF OUR PARTNERS DO NOT SEEK, OR DO NOT RECEIVE, MARKETING APPROVAL FOR PRODUCTS THEY DEVELOP, IF ANY, USING OUR HAP TECHNOLOGY, WE MAY RECEIVE DELAYED ROYALTY PAYMENTS OR NO ROYALTY PAYMENTS AT ALL.

         Any new drug, biologic, or new drug or biologic indication our partners develop as a result of using our HAP Technology must undergo an extensive regulatory review process in the United States and other countries before a new product or indication of this kind could be marketed. This regulatory process can take many years and require substantial expense. Changes in FDA policies and the policies of similar foreign regulatory bodies can prolong the regulatory review of each new drug or biological license application or prevent approval of the application. We expect similar delays and risks in the regulatory review process for any diagnostic product, whenever this regulatory review is required. Even if a product obtains marketing clearance, a marketed product and its manufacturer are subject to continuing review. A manufacturer may be forced to withdraw a product from the market if a previously unknown problem with a product becomes apparent. Because our revenues will be largely dependent on the successful commercialization or development of products using our HAP Technology, any HAP2000 partner's or Mednostics customer's delay in obtaining, failure to obtain, or failure to maintain regulatory approval for a product developed using our HAP Technology may delay our receipt of royalty payments or prevent us from receiving royalty payments sufficient to recover our expenses.

IF OUR PARTNERS ARE UNABLE TO OBTAIN FDA APPROVAL FOR THERAPEUTIC OR DIAGNOSTIC PRODUCTS THEY DEVELOP USING OUR TECHNOLOGY, THE LACK OF REGULATORY APPROVAL WILL DIMINISH THE VALUE OF OUR TECHNOLOGY AND SERVICES.

         To date, no one has developed or commercialized any therapeutic or diagnostic products using our HAP Technology. In addition, no one has submitted an investigational new drug application or investigational device exemption for any therapeutic or diagnostic product candidate incorporating the use of our technology. We expect to rely on our HAP2000 partners and Mednostics customers to file these applications and generally direct the regulatory review process and obtain FDA acceptance of our HAP Technology. Our HAP2000 partners or Mednostics customers may not submit an application for regulatory review; even if they do submit applications, they may not be able to obtain marketing clearance for any products on a timely basis, if at all. If our partners fail to obtain required governmental clearances for


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therapeutic or diagnostic products, they will not be able to market these products unless and until they obtain these clearances. As a result, we may not receive royalty payments from our customers. The occurrence of any of these events may prevent us from generating revenue sufficient to sustain our operations.

OUR FAILURE TO COMPLY WITH ANY APPLICABLE GOVERNMENT REGULATION PERTAINING TO OUR LABORATORY AND THE MATERIALS USED IN OUR LABORATORY MAY AFFECT OUR ABILITY TO DEVELOP, PRODUCE, OR MARKET OUR TECHNOLOGY OR SERVICES; AND WE MAY HAVE TO PAY PENALTIES THAT EXCEED OUR FINANCIAL RESOURCES.

         Our research and development, production and service activities involve the controlled use of biological waste, chemicals, patient samples and small amounts of hazardous materials, such as nitric acid, formamide and ethidium bromide. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and waste products, as well as the conveyance, processing, and storage of and data on patient samples. We cannot completely eliminate the risk of accidental contamination or injury from these materials. Although we believe we comply in all material respects with the standards prescribed by federal, state and local laws and regulations, if we fail to comply with applicable laws or regulations, or if an accident occurs, we may have to pay significant penalties or be held liable for any damages that result and this liability could exceed our financial resources and harm our reputation. Furthermore, we may have to incur significant additional costs to comply with current or future environmental laws and regulations.

IF WE DO NOT SUCCESSFULLY DISTINGUISH AND COMMERCIALIZE OUR TECHNOLOGY AND SERVICES, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS OR TO GENERATE REVENUE SIGNIFICANT TO SUSTAIN OUR OPERATIONS.

         Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than we do.

         These competitors may discover, characterize or develop important technologies applying population genomics before us or our HAP2000 partners or Mednostics customers that are more effective than those technologies which we develop or which our HAP2000 partners or Mednostics customers develop, or these competitors may obtain regulatory approvals of their drugs more rapidly than our HAP2000 partners or Mednostics customers do, any of which could limit our ability to market effectively our technology and services.

         Some companies and governments are marketing or developing a number of databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. Companies such as Celera Genomics Group, Incyte Genomics, Inc. and Variagenics, Inc. have developed databases containing gene sequence, gene expression, genomic variation or other genomic information and are marketing or plan to market their data to pharmaceutical companies. In addition, numerous pharmaceutical companies, such as GlaxoSmithKline plc, either alone or in partnership with our competitors, are developing genomic research programs that involve the use of information that can be found in these databases.

         In order to compete against existing and future technologies, we will need to demonstrate to potential HAP2000 partners and Mednostics customers the value of our HAP Technology and that our technologies and capabilities are superior to competing technologies. Although we believe that our focus on HAP Markers, rather than random genomic SNPs, differentiates our HAP Technology from other technologies our competitors are developing, any technology we create may fail to achieve greater market acceptance than that of our competitors.

         Moreover, our competitors may obtain patent protection or other intellectual property rights that would limit our rights or our partners' ability to use our technology to commercialize therapeutic or diagnostic products. If we are unable to protect our proprietary methods and technologies, we may not be able to commercialize our technology and services and we may not be able to generate sufficient revenue to sustain our operations. If the United States and foreign patent offices do not grant patents for our applications, our competitors may obtain rights to commercialize our discoveries which would severely limit our ability to compete.

         Furthermore, if the pharmaceutical industry accepts our approach based on identifying HAP Markers, our competitors may adopt approaches similar to ours. Also, our competitors' customers may be more successful than our customers in their drug development and marketing efforts. If the pharmaceutical industry does not accept our approach or if our competitors are more successful than we are, we may be unable to market effectively our technology and services and, as a result, we may be unable to generate revenues sufficient to sustain our operations.

         Genomic technologies have undergone, and are expected to continue to undergo, rapid and significant change. Our future success will depend in large part on maintaining a competitive position in the genomics field. We or others may rapidly develop new technologies that may result in products or technologies becoming obsolete before we recover the expenses we incur in connection with our development. Our technology and services could become obsolete if our competitors offer less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

WE DEPEND ON A COMPETITOR AS THE SOLE SOURCE OF SUPPLY FOR SEVERAL REAGENTS USED IN OUR GENE SEQUENCING MACHINES AND WE MAY NOT ALWAYS BE ABLE TO OBTAIN THESE REAGENTS IN SUFFICIENT QUANTITIES OR ON TERMS WE FIND ACCEPTABLE.

         We use ABI Prism(R) 3700 capillary electrophoresis gene sequencing machines manufactured by Applied Biosystems in our computer-aided sequencing operations. We rely on Applied Biosystems as the sole source supplier of several reagents used in our gene sequencing machines.

         Applied Biosystems and Celera Genomics Group, one of our competitors, are both divisions of Applera Corporation. Celera is generating genomic information for use in the drug discovery, development and marketing process. If Applied Biosystems were to give preferential treatment to Celera, we may not be able to obtain sufficient quantities of reagents on a cost competitive and timely basis. Our inability, for any reason, to obtain the necessary components on a cost competitive or timely basis or to establish relationships with suppliers or vendors other than Applied Biosystems may diminish our productivity, and we may not be able to provide our technology and services on terms acceptable to our customers. As a result, we may be unable to generate sufficient revenue to sustain our operations.

IF WE FAIL TO MAINTAIN AND FURTHER DEVELOP OUR COMPUTER HARDWARE, SOFTWARE AND RELATED INFRASTRUCTURE, WE COULD EXPERIENCE LOSS OF, OR DELAY IN, REVENUES AND MARKET ACCEPTANCE.

         Because our business requires manipulating and analyzing large amounts of data, we depend on the continuous, effective, reliable and secure operation of our computer hardware, software and related infrastructure. To the extent that our hardware or software malfunctions, we will experience reduced productivity. We protect our computer hardware through physical and software safeguards. However, our computer hardware is still vulnerable to fire, weather, earthquake, or other natural disaster and power loss, telecommunications failures, physical or software break-ins and similar events. In addition, the software and algorithmic components of our DECOGEN informatics system are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Users of our system may find software defects in current or future products. If we fail to maintain and further develop the necessary computer capacity and data to support our computational needs and our customers' drug discovery and development efforts, we could experience a loss in revenues, or a delay in receiving revenues, and a delay in obtaining market acceptance for our technology.

IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH, IT COULD AFFECT OUR ABILITY TO PURSUE BUSINESS OPPORTUNITIES AND EXPAND OUR BUSINESS.

         We expect to continue to experience growth in the number of our employees and customers and the scope of our operations. In particular, we plan significant growth in our Mednostics programs. Growth in our business has placed, and may continue to place, a significant strain on our management and operations. We will need to continue to improve our operational and financial systems and managerial controls and procedures and expand, train and manage our workforce. We will have to maintain close coordination among our production, technical, accounting, business development and research departments. Our ability to manage this growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent HAP2000 partner


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relationships and Mednostics programs and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of our HAP Technology and our Mednostics programs. In addition, we must continue to invest in customer support resources as the number of our partners and their requests for support increase. Our partners are likely to have worldwide operations and may require support at multiple U.S. and foreign sites. If we cannot scale our business appropriately or otherwise adapt to anticipated growth in this area, a key part of our strategy may not be successful.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR COMMON STOCK PRICE.

         Our operating results have fluctuated in the past and we expect they will fluctuate in the future. These fluctuations could cause our common stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

         o recognition of non-recurring revenue due to receipt of license fees, achievement of milestones, completion of contracts or other revenues;

         o demand for and market acceptance of our HAP Technology and our Mednostics programs;

         o timing of our HAP2000 partnership programs and our Mednostics programs or other material contracts;

         o our competitors' announcements or introduction of new products, services or technological innovations;

         o disputes regarding patents or other intellectual property rights;

         o        securities class actions or other litigation;

         o adverse changes in the level of economic activity in the United States and other major regions in which we do business; and

         o general and industry-specific economic conditions, which may affect our partners' research and development expenditures and use of our HAP Technology and our Mednostics programs.

         Due to volatile and unpredictable revenues and operating expenses, we believe that period-to-period comparisons of our results of operations may not be a good indication of our future performance. It is possible that, in some future periods, our operating results may be below the expectations of securities analysts or investors. In this event, the market price of our common stock could fluctuate significantly or decline.